Exhibit 99.1

Tim Grieve to Step Down as Vice President of News

Led Innovative Reinvention Initiative and Digital Transformation of McClatchy’s 30 Newsrooms

SACRAMENTO, CA, October 26, 2018 -- McClatchy (NYSE American: MNI) announced today that Tim Grieve will step down from the position of Vice President of News after the midterm elections on November 7.

“Tim’s leadership has left a big mark on all of us at McClatchy, and we are grateful for what he has achieved over the past three years,” said Craig Forman, President and CEO of McClatchy. “During a time of significant industry disruption, Tim’s vision for local journalism and his intense focus on the areas where it can have the greatest impact has resulted in critical achievements for our company: Our newsrooms now reach more people than ever before with our own brand of local journalism that holds public officials accountable, makes a concrete difference in our communities and tells readers stories in compelling ways that will directly affect their lives.”

Grieve is leaving to join a new venture in the media space.

“I'm incredibly proud of the work we've done -- and incredibly grateful for the way in which McClatchy's journalists pour their hearts and souls into this work,” Grieve said. “While I'm excited about the new project ahead of me, I'm going to miss working with the extraordinary McClatchy team.”

Forman announced that with Grieve’s departure, McClatchy’s four regional editors will report directly to him as well as keep their existing direct-line relationships with regional publishers. “We have a strong and dynamic team of regional editors who each have the strategic vision, energy and record of achievement to push forward to our transformation.”

McClatchy’s regional editors include in the West region, Lauren Gustus; in the Central region, Mike Fannin; in the Carolinas, Robyn Tomlin; and in the East region, Kristin Roberts.

“That we can now make this change is a sign of our great depth and strength in regional leadership around the country,” said Forman. And it reinforces that our commitment to independent, local journalism runs all the way through our leadership to the top, in keeping with our 161-year tradition at McClatchy.”

Andrew Pergam, Vice President of Video and New Ventures, will oversee McClatchy’s News Desks, real time news operations and Newsroom Reinvention team.

“Andy has done an outstanding job building our teams in video and new content technologies and is well positioned to take on this important responsibility,” added Forman. He and I will continue to work very closely to ensure our vision for news coverage is aligned and that we are operating in the most efficient ways possible.”

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About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Contact:

Jeanne Segal

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